INTERCREDITOR AGREEMENT

         This Intercreditor Agreement is entered into as of the 7th day of May, 1997, among SIRROM INVESTMENTS, INC. ("Sirrom"), a Tennessee corporation; TULLIS- DICKERSON CAPITAL FOCUS, L.P. ("TDCF"), a Delaware limited partnership; AMERICAN CONSOLIDATED LABORATORIES, INC. ("ACL"), a Florida corporation; NOVAVISION, INC. ("NovaVision"), a North Carolina corporation; BIOPOLYMER CORPORATION ("Biopolymer"), a Delaware corporation; SALVATORI OPHTHALMIC MANUFACTURING CORPORATION ("SOMC"), a Florida corporation; and CAROLINA CONTACT LENS, INC. ("CCL"), a North Carolina corporation (Sirrom and TCDF are referred to herein collectively as the "Lenders," and ACL, NovaVision, Biopolymer, SOMC and CCL are referred to herein collectively as the "Borrower Parties").

                                    Recitals

         A. The Borrower Parties are liable to Sirrom variously as co-borrowers and as guarantors for the indebtedness evidenced by (i) that Secured Promissory Note dated as of December 18, 1996 made by NovaVision payable to the order of Sirrom in the original principal amount of $520,000, a copy of which is attached hereto as Exhibit A, and (ii) that Secured Promissory Note dated as of the date hereof made by ACL payable to the order of Sirrom in the original principal amount of $1,575,000, a copy of which is attached as Exhibit B (these obligations, collectively with all obligations under documents now or hereafter further evidencing or securing those obligations, as they may hereafter be extended, amended, modified or restated in accordance with this Agreement, are referred to herein as the "Sirrom Debt").

         B. The Borrower Parties are liable to TDCF variously as co-borrowers and as guarantors for the indebtedness evidenced by that Amended and Restated Promissory Note dated as of May ___, 1997, in the principal amount of $550,000, a copy of which is attached as Exhibit C (this obligation, collectively with all obligations under documents now or hereafter further evidencing or securing those obligations, as they may hereafter be extended, amended, modified or restated in accordance with this Agreement, are referred to herein as the "TDCF Debt"; the Sirrom Debt and the TDCF Debt are referred to herein collectively as the "Loans"; and the instruments described in recitals A and B are referred to herein as the "Notes").

         C. The parties intend that Sirrom act as collateral agent with respect to the collateral instruments listed in Exhibit D hereto (the "Collateral Documents") and that, upon the occurrence of a default or event of default under either of the Loans upon their final maturity, or upon the occurrence of any other default or event of default that occasions the acceleration of the maturity of either of the Loans (each a "Collection Event"), Sirrom shall act as collateral agent for the purpose of acting to collect the Loans, with the Lenders sharing PARI PASSU in all net recoveries from these efforts.

         Now, therefore, in consideration of the extensions of the Loans and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1. Definitions. In addition to the terms defined above, as used in this Agreement, the following capitalized terms have the meanings set forth below:

         "Agent" means Sirrom in its capacity as collateral agent under this Agreement. The use of the term "Agent" in this manner is not intended to invoke the laws of agency or to otherwise impose any duties upon Sirrom in this capacity beyond those expressly provided for in this Agreement.

         "Collateral" means all property in which a lien or security interest is granted under the Collateral Documents.

         "Loan Documents" means the Notes, the Collateral Documents and any other documents evidencing or securing the Loans.

         "Pro Rata" means in accordance with the respective total outstanding balances of principal outstanding as of the occurrence of the Collection Event

         "Restricted Amendments and Waivers" means modifications, amendments or waivers of any provision of the Loan Documents that would (i) increase the principal amount of the Loan, (ii) reduce the quality or quantity of the Collateral or otherwise impair the Collateral in any way, (iii) modify covenants as to make them more restrictive on a Borrower Party including, but not limited to, the modification of financial covenants against the interests of a Borrower Party, (iv) create new Events of Default or make existing Events of Default more restrictive on a Borrower Party, (v) accelerate the due dates of any payments of principal or interest, or (vi) increase the interest rate thereunder or create or increase any other payment obligation (of interest, fees or otherwise) of a Borrower Party.

         "Required Lenders" means both of the Lenders.

         2. Appointment of Agent. The Lenders hereby appoint Sirrom as Agent to act as specified in this Agreement.

         3. Agreements of the Lenders Regarding Administration of Loans. The Lenders agree that, in the absence of a Collection Event, they shall each freely administer their own Loans for their own accounts, except that (i) Agent shall, pursuant to its role as collateral agent, be solely authorized to issue releases of Collateral as may be necessary and permitted under the Loan Documents in the ordinary course of business, subject to the approval of both Lenders as provided further below in this Agreement, (ii) neither Lender shall receive or accept any prepayment of its Loan, except on a Pro Rata basis, without the written consent of the other Lender, (iii) neither Lender shall enter into any Restricted Amendments and Waivers without the written consent of the other Lender, (iv) neither Lender shall otherwise amend, waive or modify any of the Loan Documents relating to its Loan without giving the other Lender concurrent written notice upon the execution thereof, and (v) neither Lender shall directly or indirectly obtain additional security or credit enhancement for the payment of its Loan in a manner that would prefer that Lender over the other Lender. After the occurrence of a Collection Event, Agent shall have the exclusive right to administer and collect the Loans, as provided below in this Agreement.

         4. Agreements Regarding Notices of Defaults. Each Lender agrees to give the other Lender a copy of any notice to or from any Borrower Party that gives notice of, waives, advises of a cure of or otherwise regards a default, event of default, unmatured default or other event or condition that, with the giving of notice, the passing of time, or both, would cause the occurrence of a default or an event of default under that Lender's Loan.

         5. Powers and Duties of Agent.

                  a) General Powers of Agent. Subject to the terms and conditions of this Agreement, prior to and after the occurrence of a Collection Event, Agent shall have the power and authority to (i) retain possession of stock certificates and any other negotiable Collateral or other Collateral that any Borrower party similarly tenders to secure the Loans, for the benefit of both of the Lenders and
         (ii) serve as the secured party of record for the benefit of both of the Lenders with respect to UCC filings and other documentation incidental to the securing of the Loans.

                  b) Powers of Agent Following a Collection Event. Upon the occurrence of a Collection Event, the Lenders shall collaborate as to an appropriate plan of action for the enforcement of the Loan Documents. If the Lenders agree on a particular course of action, Agent shall act in accordance with the wishes of the Lenders. If the Lenders fail to agree on a course of action within a time determined by Agent (but in no event less than five (5) days after the occurrence of the Collection Event), or if circumstances arise that in Agent's judgment require immediate action on Agent's part and make collaboration with the Lenders impracticable, Agent shall take such action as Agent deems to be in the best interests of the Lenders. In furtherance of its power to collect the Loans, upon the occurrence of a Collection Event and thereafter until the Lenders may otherwise jointly agree, Agent shall have the exclusive right to (i) receive payments under and enforce the Loan Documents, including, but not limited to, the rights to file suit for collection of the Loans and to foreclose or take any other action in the enforcement of any security interest or lien securing the Loans,
         (ii) enter into amendments, modifications, settlements, compromises and waivers with respect to the Loan Documents, (iii) file claims on account of the Loans in any bankruptcy case or other proceeding involving the Loans or join in the commencement of such a proceeding,
         (iv) perform all other functions expressly imposed upon Agent in this Agreement, and (v) perform all those other duties reasonably incidental to the foregoing. Notwithstanding the foregoing, even after the occurrence of a Collection Event, each Lender may without the consent of the other Lender or of Agent (but with concurrent written notice thereto) take such action as may be necessary to convert such Lender's Loan in full or in part to an equity interest in one or more Borrower Parties in accordance with such Lender's agreement with any one or more of the Borrower Parties.

                  c) Cooperation of the Lenders. The Lenders shall cooperate with Agent in its performance of its duties under this Agreement and shall assist Agent through the execution and delivery of such documents and the performance of such other functions as may be reasonably necessary to enable Agent to perform hereunder. Each Lender hereby appoints Agent as such Lender's attorney-in-fact, with full power of substitution, to take any action permitted Agent hereunder with respect to the Loans and the Loan Documents.

                  d) Remittance by Agent and Lenders. All actions taken by Agent shall inure to the benefit of the Lenders Pro Rata. Agent shall remit to Lenders all amounts it receives in collecting the Loans, net of the expenses for which it is entitled to payment under Section 8 hereof, at least once each calendar month. Should any payments received by Agent be recovered as preferences in bankruptcy or otherwise, Lenders shall upon request pay to Agent the amount needed to comply with such requirements.

         6. Nature of Duties of Agent; Standard of Care.

                  a) Capacity of Agent. Agent's duties hereunder are administrative and ministerial in nature, and Agent's capacity is that of an independent contractor for the Lenders. Agent is not a trustee or other fiduciary for the Lenders, and Agent has no duties whatsoever to the Lenders except as expressly set forth in this Agreement. Agent shall have no liability to the Lenders for any action or inaction relating to this Agreement or the other Loan Documents, even for matters arising from its ordinary negligence, except for actual losses caused by its gross negligence or reckless or willful misconduct.

                  b) Limitations on Agent's Duties. Agent shall not be obligated to take any action hereunder or under any other Loan Document (i) if such action would, in the opinion of Agent, be contrary to applicable law, this Agreement or the other Loan Documents, (ii) if it would likely subject Agent to a tax in any jurisdiction where it is not then subject to a tax, (iii) if it would likely require Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless Agent receives security or indemnity satisfactory to it against any tax or other liability in connection with such qualification or resulting from the taking of such action in connection therewith, or
         (iv) if it would likely subject Agent to IN PERSONAM jurisdiction in any location where it is not then so subject.

                  c) Agent's Right to Require Instructions in Performance of Duties. If Agent, in its sole and absolute discretion, requests instructions from the Required

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         Lenders with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled, at its option, to refrain from such action, or to continue such inaction, unless and until Agent shall have received such instructions, and Agent shall incur no liability by reason of so acting or refraining from action. No Lender shall have any right of action whatsoever against Agent as a result of Agent's acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders in such a case.

                  d) Agent's Reliance on Others in Performance of Duties. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, telex, teletype or facsimile message, order or other documentary, teletransmission or telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrower Parties), accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Loan Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel (including counsel for Borrower Parties), accountants or experts.

         7. Sharing of Information. The Lenders and Agent shall share payment information with one another respecting the Loans from time to time upon their requests of one another to confirm the balances of the Loans and the payment history thereof. Except for this obligation and as otherwise expressly provided in this Agreement, the Lenders and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide a Lender or Agent with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower Parties or any other person that may come into its possession. The Borrower Parties agree that the Lenders and Agent may freely share with one another information about the Loans.

         8. Indemnification of Agent. To the extent Agent is not reimbursed by or on behalf of Borrower Parties, and without limiting the obligation of the Borrower Parties to do so, the Lenders will Pro Rata reimburse and indemnify Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including at any time following the indefeasible repayment in full of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or the transactions contemplated thereby or any action taken or omitted by Agent under or in connection with any of the foregoing, and in particular will reimburse Agent for out-of-pocket expenses promptly upon demand by Agent therefor, even if incurred due to the ordinary negligence of Agent; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements finally determined by a court of competent jurisdiction and not subject to any appeal or pursuant to arbitration to have resulted from Agent's gross negligence or reckless or willful misconduct. Agent may offset any amounts due Agent by a Lender against obligations of Agent to that Lender.

         9. No Representations by Agent. Each Lender acknowledges that neither Agent nor any of its officers, directors, employees, attorneys, accountants or agents has made any representation or warranty to it regarding the Borrower Parties, the Loans, the Collateral or otherwise relating to this Agreement. Agent shall not be responsible to a Lender for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, instrument, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower Parties or any other person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower Parties or any other person.

         10. Independent Investigations by the Lenders. Each Lender acknowledges that, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed and may deem appropriate, (i) it has made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower Parties in connection with its decision to enter into this Agreement and extend credit to the Borrower Parties, and (ii) it will continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder.

         11. Agent in its Individual Capacity. With respect to its Loan, Agent shall have the same rights and powers under the Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," and any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.

         12. Successor Agent. Agent may resign from that capacity at any time upon sixty (60) days' prior written notice to the Borrower Parties and the Lenders. Such resignation shall take effect upon the appointment of a successor Agent as provided herein. The Required Lenders will, with ACL's approval (which shall not be unreasonably withheld), appoint a successor Agent. Upon the written acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation as Agent, the indemnity and exculpatory provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

         13. Sharing of Payments, etc. Each Lender agrees that if it shall, through the exercise of a right of set-off, counterclaim or otherwise, obtain payment with respect to the

Loans which results in its receiving more than its Pro Rata Share of the aggregate payments with respect to all of the Loans, then (a) such Lender shall be deemed to have simultaneously purchased from the other Lender a share in the Loans so that the amount of the Loans held by each of the Lenders shall continue to equal their respective Pro Rata Shares, and (b) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably. If a Lender remits payments to the other Lender under this Section 13 and later is required to refund the same as a preferential payment or otherwise, the other Lender who shared in the payment shall similarly arrange their interests in the Loans to reverse the distribution to them as to allow the originally remitting Lender to refund such payment.

         14. Assignments and Participations. A Lender may assign all of its interest in its Loan provided that the acquiring Lender shall expressly assume full responsibility as a Lender hereunder. Such an assignment shall not release the assigning Lender from any obligations to Agent arising from occurrences prior to such assignment. A Lender may grant a security interest in its Loan provided that the secured party takes such security interest subject to the provisions of this Agreement.

         15. Bankruptcy Provisions. Should any of the Borrower Parties become a party to a case under the Bankruptcy Code, each Lender shall be entitled to file its own claim, to the extent such a filing may be necessary. Agent shall review each claim before being filed by a Lender to assure that the claim is filed on a basis consistent with Agent's records and Agent's legal positions taken pursuant to this Agreement. Should any of the Borrower Parties become a party to a reorganization proceeding under the Bankruptcy Code, each Lender shall be recognized as the holder of a separate claim for the purpose of the approval or rejection of a plan under 11 U.S.C. ss. 1126, and shall vote such claim as directed by Agent. Agent shall continue to administer the Loans on behalf of the Lenders, as they may be amended by any adopted Plan of Reorganization.

         16. Foreclosure of Collateral. In the event of a foreclosure of any Collateral, Agent may issue a credit bid for the account of all of the Lenders, up to the amount of the then outstanding Loans. Any property acquired at such a foreclosure (or acquired by Agent through a conveyance in lieu of foreclosure) shall be held and administered by Agent for the benefit of all of the Lenders pursuant to the terms of this Agreement.

         17. Legends. Concurrently with the execution hereof, each of the Notes shall be marked with a legend stating as follows:

         The obligations evidenced by this instrument are subject to that Intercreditor Agreement dated as of May __, 1997, among SIRROM INVESTMENTS, INC., a Tennessee corporation; TULLIS-DICKERSON CAPITAL FOCUS, L.P., a Delaware limited partnership; AMERICAN CONSOLIDATED LABORATORIES, INC., a Florida corporation; NOVAVISION, INC., a North Carolina corporation; BIOPOLYMER CORPORATION, a Delaware corporation; SALVATORI OPHTHALMIC MANUFACTURING

         CORPORATION, a Florida corporation; and CAROLINA CONTACT LENS, INC., a North Carolina corporation, as it may be amended, modified, extended or restated from time to time.

         18. Amendment of Collateral Documents. Concurrently with the execution hereof, certain of the Collateral Documents have been amended or amended and restated to reflect that all collateral previously or hereafter granted to secure any of the Loans shall hereafter be deemed to secure all of the Loans. The parties to this Agreement agree that, if there exist other documents now or hereafter securing any of the Loans, such documents shall be deemed to have been amended hereby to secure all of the Loans, subject to the administrative powers of Agent under this Agreement.

         19. Other Relationships With Borrower Parties. Each Lender and Agent is free to engage in other business relationships with the Borrower Parties, provided that such relationship does not violate any restriction set forth in the Loan Documents or this Agreement.

         20. Responses to Requests. With respect to any consent or approval requested by ACL or Agent under a provision of this Agreement, the Lenders shall endeavor to provide to Agent written notice of their approval or disapproval within five (5) Business Days of receipt of the request; provided, however, if a Lender fails to give such notice within five (5) Business Days, the request shall be regarded as approved by such Lender.

         21. Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Lender may be a party and which concerns this Agreement or the Secured Indebtedness. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Lender agrees to the contrary in writing.

         22. Not Partners; No Third Party Beneficiaries. Nothing contained herein or in any related document shall be deemed to render either Lender a partner of any Borrower Party for any purpose. This Agreement has been executed for the sole benefit of Lenders and Agent, and no third party is authorized to rely upon their rights hereunder or to rely upon an assumption that Lenders or Agent has or will exercise its rights under this Agreement or under any document referred to herein.

         23. Business Days. If the last day of any notice period falls on a day that is not a business day for Sirrom, the notice period shall end on the next following business day.

         24. Notices. Any communications concerning this Agreement shall be addressed as follows:

                  As to TCDF:

                  Tullis-Dickerson Capital Focus, L.P.
                  Attn:  Joan P. Neuscheler
                  1 Greenwich Plaza
                  Greenwich, CT  06830

                  As to Sirrom:

                  Donald F. Barrickman
                  Sirrom Investments, Inc.
                  500 Church Street, Suite 200
                  Nashville, TN  37219

                  With a copy to:

                  Boult, Cummings, Conners & Berry, PLC
                  Attn:  John E. Murdock III
                  P.O. Box 198062
                  Nashville, Tennessee  37219

                  As to Borrower Parties:

                  As provided in the Loan Documents

Communications shall only be effective when set forth in writing and actually received at the address indicated above.

         25. Incorporation of Exhibits. All Exhibits referred to in this Agreement are incorporated herein by this reference.

         26. Cumulative Remedies. The remedies provided Lenders and Agent in this Agreement are not exclusive of any other remedies that may be available to them under any other document or at law or equity.

         27. Amendment and Waiver in Writing. No provision of this Agreement can be amended or waived, except by a statement in writing signed by the party against which enforcement of the amendment or waiver is sought; provided, however, amendments hereto that do not affect the substantive rights of the Borrower Parties shall not require the consent of the Borrower Parties, which have joined in the execution hereof only for the purpose of evidencing their knowledge of the provisions hereof.

         28. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of the parties.

         29. Entire Agreement. This Agreement and the other written agreements among the Borrower Parties, Lenders and Agent represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein.

         30. Severability. Should any provision of this Agreement be invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

         31. Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed, except that Agent may permit specific deviations therefrom by its written consent.

         32. Applicable Law. The validity, construction and enforcement of this Agreement shall be determined according to the laws of Tennessee applicable to contracts executed and performed entirely within that state, in which state.

         33. Gender and Number. Words used herein indicating gender or number shall be read as context may require.

         34. Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective paragraphs.

         Executed the date first written above.

                                      THE UNDERSIGNED ACKNOWLEDGE
                                      A THOROUGH UNDERSTANDING OF
                                      THE TERMS OF THIS AGREEMENT
                                      AND AGREE TO BE BOUND
                                      THEREBY:


                                      SIRROM INVESTMENTS, INC.

                                      By: /s/ Donald F. Barrickman

                                      Title: Vice President


                                      TULLIS-DICKERSON CAPITAL FOCUS, L.P.


                                      By: /s/ Tullis-Dickerson Partners

                                      Title: Joan P. Nenscheler, General Partner

                                          AMERICAN CONSOLIDATED
                                          LABORATORIES, INC.


                                          By: /s/ Joseph A. Arena

                                          Title: CEO


                                          NOVAVISION, INC.


                                          By: /s/ Bart C. Gutekunst

                                          Title: President


                                          BIOPOLYMER CORPORATION


                                          By: /s/ Bart C. Gutekunst

                                          Title: President

                                          SALVATORI OPHTHALMIC
                                          MANUFACTURING CORPORATION


                                          By: /s/ Joseph A. Arena

                                          Title: Vice President


                                          CAROLINA CONTACT LENS, INC.

                                          By: /s/ Joseph A. Arena

                                          Title: Vice President

                                    EXHIBIT D

                              COLLATERAL DOCUMENTS


Trademark and Patent Security Agreement executed by American Consolidated Laboratories, Inc.

Stock Pledge Agreement executed by American Consolidated Laboratories, Inc.

First Amended and Restated Trademark and Patent Security Agreement executed by NovaVision, Inc.

First Amended and Restated Stock Pledge Agreement executed by NovaVision, Inc.

First Amended and Restated Trademark and Patent Security Agreement executed by Biopolymer Corporation.

Trademark and Patent Security Agreement executed by Carolina Contact Lens, Inc.

Trademark and Patent Security Agreement executed by Salvatori Ophthalmic Manufacturing Corporation.

Joint and Several Unconditional Continuing Guaranty executed by all parties.

Security Agreement executed by all parties.

Blocked account in name of NovaVision, Inc.

Security Interest Arising udner that Loan and Security Agreement between ACL and TDCF

Various Financing Statements with respect to the above security interests

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